Exhibit 10.5

BANCORP DIRECTOR-SHAREHOLDER’S AGREEMENT

This Bancorp Director-Shareholder’s Agreement (“Agreement”), dated as of February 22, 2007 is entered into by and between Landmark National Bank, a national banking association (“Landmark”), and                                                  (“Shareholder”).

RECITALS

A.                                   1st Pacific Bancorp, a California corporation (“Bancorp”), 1st Pacific Bank of California, a California state chartered bank, and Landmark entered into that certain Agreement and Plan of Reorganization and Merger of even date herewith (the “Reorganization Agreement”).

B.                                     Shareholder is a member of the Board of Directors of Bancorp and owns shares of the common stock, no par value, of Bancorp (“Bancorp Stock”).

C.                                     Shareholder is willing to agree to vote or cause to be voted all shares of Bancorp Stock with respect to which Shareholder has voting power on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

D.                                    Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, Landmark and Shareholder agree as follows:

Article I

Director-Shareholder’s Agreement

1.1          Agreement to Vote.  Shareholder shall vote or cause to be voted at any meeting of shareholders of Bancorp to approve the Reorganization Agreement and the transactions contemplated thereby (the “Shareholders’ Meeting”), all of the shares of Bancorp Stock as to which Shareholder has sole or shared voting power (the “Shares”), as of the record date established to determine shareholders who have the right to vote at any such Shareholders’ Meeting or to give consent to action in writing (the “Record Date”), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Reorganization and Merger.

1.2          Restrictions on Dispositions.  Shareholder agrees that, from and after the date of this Agreement and through the Effective Time, he or she will not take any action that will alter or affect in any way the right to vote the Shares, except (i) with the prior written consent of Landmark or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

1.3          Shareholder Approval.  Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the Bancorp shareholders at the Shareholders’ Meeting and (ii) advise the Bancorp shareholders to reject any subsequent proposal or offer received by Bancorp relating to any purchase, sale, acquisition, merger or other form of business combination involving Bancorp or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of Bancorp is advised in writing by outside legal counsel, Luce, Forward, Hamilton & Scripps, LLP, that, in the exercise of his or her fiduciary duties, a director of Bancorp should not take such action.

Article II

Representations and Warranties of Shareholder

Shareholder represents and warrants to Landmark that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

2.1          Ownership and Related Matters.

(a)           Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the date hereof.  Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder’s voting power with respect thereto as of the Record Date.

(b)           There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

2.2          Authorization; Binding Agreement.  Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

2.3          Noncontravention.  The execution, delivery and performance of this Agreement by Shareholder will not (a) conflict with or result in the breach of, or default or actual or potential loss of any benefit under, any provision of any agreement, instrument or obligation to which Shareholder or his or her spouse is a party or by which any of Shareholder’s properties or his or her spouse’s properties are bound, or give any other party to any such agreement, instrument or obligation a right to terminate or modify any term thereof; (b) require any third party consents; (c) result in the creation or imposition of any encumbrance on any of the Shares or any other assets of Shareholder or his or her spouse; or (d) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

Article III

General

3.1          Amendments.  To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

3.2          Integration.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

3.3          Specific Performance.  Shareholder and Landmark each expressly acknowledges that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, Landmark would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and Landmark agree that Landmark shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

3.4          Termination.  This Agreement shall terminate automatically without further action at the earlier of four years following the Effective Time of the Reorganization or the termination of the Reorganization Agreement in accordance with its terms.  Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

3.5          No Assignment.  Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Landmark or Shareholder, in whole or in part.  Any attempted assignment in violation of this prohibition shall be null and void.  Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.  Notwithstanding the foregoing, nothing herein shall bind any transferee of Shareholder’s Shares after the Effective Time or convey any rights to such transferee under this Agreement.

3.6          Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

3.8          Gender, Number, and Tense.  Throughout this Agreement, unless the context otherwise requires,

(i)                                     the masculine, feminine and neuter genders each includes the other;

(ii)           the singular includes the plural, and the plural includes the singular; and

(iii)          the past tense includes the present, and the present tense includes the past.

3.9          Notices.  Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to Landmark:

Landmark National Bank

937 Lomas Santa Fe Drive

Solana Beach, California 92075

Fax No. (858) 332-1018

Attention:  F.J. “Rick” Mandelbaum, President

With a copy to:

Gary Steven Findley & Associates

1470 North Hundley Street

Anaheim, California 92806

Fax:  (714) 630-7910

Attention:  Gary Steven Findley

If to Shareholder:

c/o 1st Pacific Bank of California

4275 Executive Square, Suite 650

La Jolla, California 92037

With a copy to:

Luce, Forward, Hamilton & Scripps, LLP

600 West Broadway, Suite 2600

San Diego, California 92101

Fax No. (619) 232-8311

Attention:  Kurt L. Kicklighter, Esq.

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9.  Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

3.10        Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

3.11        Not in Director Capacity.  No person executing this Agreement who is, during the term hereof, a director of Bancorp, makes any agreement or understanding herein in his or her capacity as such director.  The parties sign solely in their capacities as owners of or holders of the power to vote shares of Bancorp Stock.

3.12        Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.13        Regulatory Compliance.  Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

3.14        Severability and the Like.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law.  If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.15        Waiver of Breach.  Any failure or delay by Landmark in enforcing any provision of this Agreement shall not operate as a waiver thereof.  The waiver by Landmark of a breach of any provision of this Agreement by the Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof.  All waivers shall be in writing and signed by the party to be bound.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

LANDMARK NATIONAL BANK

By:

Its:

SHAREHOLDER

By:

Name:

SPOUSAL CONSENT

I am the spouse of                                       , Shareholder in the above Agreement.  I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel.  I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

SCHEDULE 2.1(a)

Number of Shares Owned	Nature of Voting Power